BlackRock Funds II (the "Registrant")
BlackRock Inflation Protected Bond Portfolio (the "Fund")

77I:

Terms of new or amended securities

Effective January 28, 2016, the Fund began offering Class K Shares. Reference is made to the Registrant's Prospectus and Statement of Additional Information, as filed with the Securities and Exchange Commission on Post-Effective Amendment No. 180 to the Registrant's Registration Statement on Form N-1A filed on January 28, 2016. A copy of the Registrant's Amended and Restated Certificate of Classification of Shares is attached under sub-item 77Q1(a) and a copy of the Registrant's Amended and Restated Plan Pursuant to Rule 18f-3 Under the Investment Company Act of 1940 is attached under sub-item 77Q1(d).